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                                 EXHIBIT 10.13

                PLAN FOR COMPENSATION IN LIEU OF CASH DIVIDENDS

     If and when cash dividends are declared and paid on outstanding shares of common stock of the Company during the "Term" (as defined below) of this Plan, compensation will be paid by the Company to "Plan Participants" (as defined below) in respect of the "Vested Option Shares" (as defined below) of the Plan Participants on the following terms and conditions:

     1. "Plan Participants" means officers of the Company, employees of the Company, and Newstar Group, Inc. d/b/a The Wilstar Group, a consultant to the Company, and excludes all directors of the Company who are not officers or employees of the Company. A person shall cease to be a Plan Participant if and when he or she shall cease to be an officer or employee of the Company. Newstar Group, Inc. will cease to be a Plan Participant if and when it shall cease to be a consultant to the Company.

     2. "Vested Option Shares" means shares of common stock of the Company which a Plan Participant has a vested right to purchase by exercising an exercisable stock option granted to such Plan Participant by the Company.

     3. Within 15 days after payment of a cash dividend on outstanding shares of common stock of the Company during the Term of this Plan, compensation will be paid by the Company to each Plan Participant in an amount equal to the cash dividends which would have been paid on the Vested Option Shares of such Plan Participant if such shares had been purchased by such Plan Participant prior to, and were outstanding and owned by such Plan Participant on, the record date and the payment date for such cash dividend.

     4. The "Term" of this Plan begins on January 15, 1997 and will end on December 31, 1998, or such earlier or later date as may be determined by the board of directors of the Company in its sole and absolute discretion.